Exhibit 10.1

September 13, 2013

Mr. Jeff Childs

25720 Timberlake Drive

Barrington, IL 60010

Dear Jeff,

We are very delighted to offer you a position with ULTA Inc. (“ULTA” or the “Company”). Below please find a summary of the employment offer.

Position: Chief Human Resources Officer

Reporting Relationship: In this position, you will report to Mary Dillon, Chief Executive Officer.

Start Date / Position: Your start date will be no later than October 1, 2013. On your start date, you will need to provide documentation of your eligibility to work in the United States. Please bring 2 pieces of identification (i.e., driver’s license, social security card, or passport) on your first day of employment.

New hire orientation is at 8:30 am on your first day at our offices located at 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440.

Salary: Your annualized salary will be $457,000, less applicable taxes and deductions, payable bi-weekly. You will be eligible for a performance and compensation review in April 2014. Future salary increases will be based on demonstrated job performance and in accordance with the Company merit increase policy and practice in effect at that time.

Bonus: Your annual target bonus for this position is 66% of your base salary with a maximum payout opportunity of 250% of your target bonus as described in the attached bonus plan summary document. You will be eligible to participate in the ULTA bonus plan for fiscal year 2013 beginning on your start date. Your bonus opportunity for 2013 will be pro-rated to reflect the portion of the fiscal year during which you are employed by ULTA. Your bonus will be payable based on achievement of our 2013 earnings goal(s) and awarded at the same time bonuses are paid to other senior executives of the Company in the first quarter of 2014. Incentive bonus plans are established by the Board on an annual basis. Bonus payouts, which are subject to Board approval and your continued employment, are earned based on the achievement of the Company’s earnings goal(s).

New Hire Cash Award: You will receive a cash payment totaling $202,833 on your start date. You will receive an additional cash payment totaling $250,000 on May 1, 2014, provided you continue to be employed by ULTA on such date.

Initial Equity Grant: A total equity amount of $903,840 of value will be granted on your employment start date if the Company’s trading window is open on that date, or if not, on the first day of the next open trading window following your employment start date. All equity grants are subject to the provisions contained in the applicable plan and grant agreement. This grant shall consist of the following:

New Hire Stock Options – You will receive stock options valued at $252,492. The number of options granted to you will be determined by dividing $252,492 by the number derived from applying the option valuation methodology that the Company uses for financial reporting purposes as set forth in its 10-K but using the closing stock price on the date of grant (the “option value”). The exercise price will be the closing stock price on the date of grant. The options will vest ratably over 4 years with vesting beginning on March 19, 2014.

New Hire Restricted Stock Units – You will receive restricted stock units equal to $44,558 divided by the closing share price on the date of grant. The restricted stock units vest on March 19, 2016.

Replacement Restricted Stock Units – You will receive restricted stock units equal to $606,790 divided by the closing share price on the date of grant. The restricted stock units will vest as follows:

•	Group 1: 55% on April 1, 2014; and.

•	Group 2: 45% on April 1, 2015.

Group 1 Replacement Restricted Stock Units will fully vest and become payable before April 1, 2014 if your employment is terminated by reason of death, disability or by the Company without Cause. For this purpose “Cause” shall mean, as determined in the sole discretion of the Compensation Committee of Ulta, the (i) commission of a felony; (ii) dishonesty or misrepresentation involving the Company; (iii) serious misconduct in the performance or non-performance of your responsibilities to the Company (e.g., gross negligence, willful misconduct, gross insubordination or unethical conduct) or (iv) violation of any material condition of your employment.

Long Term Incentive Program: You will be eligible to participate in the Company’s long term incentive program (LTIP) beginning in 2014 at the same time and in the same form as grants are made to other executives. Your annual LTI will have a grant date fair value targeted to 65% of your base salary at the time of the award.

Involuntary Separation from Service: If you are involuntarily separated from the Company for reasons other than cause, you will receive a termination settlement payment based upon the Company practice in place at that time generally applicable to your job level in the Company, provided that you execute a termination settlement agreement and general release at time of termination.

Benefits: ULTA Inc. offers:

•	Health insurance, including prescription, dental and vision coverage

•	Flexible spending accounts for health and dependent care,

•	Basic life insurance,

•	Additional optional life insurance,

•	Accidental death and dismemberment insurance,

•	Short term disability insurance,

•	Additional optional long term disability insurance,

•	Employee assistance program,

•	Employee discounts,

•	A 401K plan

•	A deferred compensation plan (subject to eligibility).

You are eligible for ULTA’s benefits on the 1st day of employment. You are eligible for 401(k) enrollment and paid time off on the 1st day of the month following 60 days of employment. To enroll in your benefits, you will log onto the Benefits website at www.ultabenefits.bswift.com to elect your benefits on or after your first day of active employment. To obtain your user name and password you must contact the bSwift Customer Service Center at 877-238-0246.

Vacation: Vacation accrual begins with your first day of employment and will be accrued according to the Company’s normal vacation policy. You may accrue up to 4 weeks of vacation per fiscal year.

This offer is contingent on the results of the pre-employment drug test and background investigation and your confirmation that you are not subject to a non-compete or any other restrictions on your ability to work for ULTA. As a condition of employment and in consideration of your new hire cash awards you will be required to execute the Company’s Confidential Information and Protective Covenant Agreement and comply with the Company’s ethics guidelines, conflict of interest policies and its Code of Business Conduct (which are also attached).

By signing this offer, you are also affirming that you have not taken any of your prior employer’s confidential or proprietary information, and that, during the course of your employment with ULTA, you will not disclose, use or rely upon any of your prior employer’s confidential or proprietary information.

You are an at-will employee. Neither this letter, nor any other policy, procedure, practice or form shall be construed as a contract concerning your employment with us. We hope your employment with us will be mutually beneficial. We recognize however that needs and circumstances change. Accordingly, either you or ULTA can terminate your employment at any time and for any reason.

We are pleased to offer you a position with ULTA Inc. and look forward to working with you. We know you will contribute greatly to our organization, and will find the position to be a most challenging one.

After reviewing this offer as stated here, please sign one copy of this letter and return it in the enclosed self-addressed stamped envelope. The other copy is for your records.

Sincerely,

Mary Dillon Chief Executive Officer

Jeff Childs

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